Exhibit (d)(6)

August 5, 2019
OFS Credit Company, Inc.
10 S. Wacker Drive, Suite 2500
Chicago, IL 60606

Information Agent Agreement

This letter agreement (this “Agreement”) by and between D.F. King & Co., Inc. (“King”), and OFS Credit Company, Inc. (the “Company”), sets forth the terms and conditions of the engagement of King by the Company, in connection with the offer (the “Rights Offer”) by the Company to issue to holders of the Company’s common stock (the “Holders”) the right to subscribe for shares of the Company’s common stock. This Agreement shall commence on the date hereof and shall terminate on the completion, expiration or termination of the Rights Offer (the “Term”). Capitalized terms used herein and not defined shall have the definitions ascribed to such terms in the Prospectus, dated August 5, 2019, filed with the Securities and Exchange Commission (the “Commission”).

1.Services.

(a)    The Company hereby retains King as information agent (the “Information Agent”) in connection with the Rights Offer.

(b)    In its capacity as Information Agent, King shall provide advisory and consulting services (“Information Agent Services”) and shall contact, and provide information with respect to the Rights Offer. In no event shall King make any recommendation to any Holder regarding whether to participate in the Rights Offer.

(c)    King shall use, and shall be provided by the Company with as many copies as King may reasonably request from time to time, the following materials filed by the Company with the Commission: (i) the Rights Offer; (ii) press releases and newspaper advertisements, if applicable; (iii) letters to brokers, dealers, banks and trust companies relating to the Rights Offer; and (iv) any and all amendments or supplements to the foregoing (collectively, the “Rights Offer Materials”).

2.Fees and Expenses.

(a)    As consideration for the Information Agent Services, the Company shall pay to King a non-refundable fee of $7,500, payable in full upon the signing of this agreement (the “Service Fee”).

(b)    In the event that the Company (i) extends the Term, the Company shall pay to King an extension fee of $1,000 for such, and each subsequent, extension (the “Extension Fee”) and (ii) requests that King provide additional services, the Company shall pay to King additional fees for such services at King’s reasonable and customary rates, such fees to be mutually agreed to by the parties hereto at such time (the “Additional Service Fee”; together with the Service Fee and the Extension Fee, the “Fees”).

(c)    The Company shall reimburse King for all reasonable and documented expenses incurred by King including, without limitation, reasonable fees, disbursements of counsel, charges for incoming/outgoing telephone calls by King with Holders, incurred on a per unit basis of $5.00 per incoming/outgoing telephone calls (if requested) plus telecommunications charges in connection with the Information Agent Services (the “Expenses”). Total Expenses shall not exceed $500.00 without the prior written consent of the Company. Copies of supplier invoices and other back-up material of King’s out-of-pocket expenses will be promptly provided to the Company upon request.

3.Information. The Company acknowledges that it shall be solely responsible for the information contained in the Rights Offer Materials (the “Information”). King shall be entitled to use and rely upon the Information without responsibility for independent verification thereof and does not assume responsibility for the accuracy or completeness of the Information. The Company shall advise King reasonably promptly of any amendment or supplement to the Rights Offer Materials and shall provide such amendment or supplement to King as soon as practicable. The Company hereby agrees that none of the Rights Offer Materials shall make reference to King without prior review and written or oral approval (such approval not to be unreasonably withheld, delayed or conditioned) of King.

4.Compliance with Applicable Laws.

The Company and King hereby represent to one another that each shall use its best efforts to comply with all applicable laws relating to the exchanging of shares in the Rights Offer, including, without limitation, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

This Agreement is valid and binding on the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.	Confidentiality.

(a)    King shall preserve the confidentiality of all material non-public information provided by the Company or its agents for King’s use in fulfilling the Information Agent Services (the “Confidential Information”), and shall not publish, disclose or otherwise divulge, such Confidential Information without the Company’s prior written consent, except to its officers, directors, agents, or employees on a confidential and need-to-know basis.

(b)    Nothing herein shall prevent King from disclosing any such Confidential Information (i) pursuant to the judicial order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (in which case King agrees, to the extent practicable and not prohibited by applicable law, to inform the Company promptly thereof prior to disclosure), (ii) upon the request or demand of any regulatory authority having jurisdiction over King (in which case King agrees, to the extent practicable and not prohibited by applicable law, to inform the Company promptly thereof prior to disclosure), (iii) to the extent that such Confidential Information becomes publicly available other than by reason of improper disclosure by King or its affiliates or its or its affiliates’ officers, directors, agents, or employees, in violation of any confidentiality obligations owing to the Company or any of its respective affiliates, (iv) to the extent that such information is received by King from a third party that is not, to King’s best knowledge, subject to contractual or fiduciary confidentiality obligations owing to the Company or its respective affiliates or related parties, and (v) to the extent such information was independently and lawfully developed by King without the use of any Confidential Information. Promptly upon the Company’s written request, King will deliver to the Company or destroy all Confidential Information.
6.    Indemnity.
(a)    The Company hereby agrees to indemnify and hold harmless King and its affiliates and its and their officers, directors, employees, advisors, agents, other representatives and controlling persons (King and each such other person being an “Indemnified Person”), from and against any and all losses, claims, damages, liabilities and expenses (collectively, “Claims”) to which any such Indemnified Person may become subject to arising out of or in connection with this Agreement and the Information Agent Services or any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto or whether a Proceeding is brought by a third party or by the Company or any of its affiliates. The

Company shall have the right, at its option, to assume the control of any Claim in respect of which indemnity may be sought hereunder, including the employment of counsel with respect thereto, in which event, except as provided below, the Company shall not be liable for the fees and expenses of any other counsel retained by any Indemnified Person in connection with such Claim. In any such Claim of which the Company shall have so assumed, any Indemnified Person shall have the right to participate and to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person (and not the Company) unless (i) the Company and such Indemnified Person shall have mutually agreed in writing to the retention of such counsel, or (ii) the named parties to any such Claim (including any impleaded parties) include the Company and such Indemnified Person and representation of both parties by the same counsel would, in the opinion of counsel to the Indemnified Person, be inappropriate due to actual legal conflict of interest. The Company agrees to keep the Indemnified Person informed of the status of any Claim hereunder. The Company will not, without the prior written consent of the Indemnified Person (which consent shall not be unreasonably withheld), settle any Claim relating to the Indemnified Person’s engagement hereunder unless such settlement includes an express, complete and unconditional release of the Indemnified Person, with respect to all Claims asserted in or relating to the Indemnified Person’s engagement hereunder; such release to be set forth in an instrument signed by all parties to such settlement. Provided, however, that the foregoing indemnity shall not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses (i) to the extent they have resulted from the willful misconduct or gross negligence of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) arising from a material breach of the obligations of such Indemnified Person under this Agreement or (iii) arising out of, or in connection with, any Proceeding that does not involve an act or omission by the Company or any of its affiliates and that is brought by an Indemnified Person against any other Indemnified Person. The foregoing indemnity and the Company’s reimbursement obligations, if any, hereunder will be in addition to any liability which the Company may otherwise have and will be binding upon and inure to the benefit of any of the Company’s successors and assigns and the Indemnified Persons.

(b)    No party hereto shall be liable to any other party on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings); provided that nothing contained in this sentence shall limit the Company’s indemnification and reimbursement obligations, if any, set forth herein.

(c)    In the event that an Indemnified Person is requested or required to appear as a witness or is deposed in any action brought by or on behalf of or against the Company or any of its subsidiaries or affiliates in which such Indemnified Person is not named as a defendant, the Company agrees to reimburse such Indemnified Person for all reasonable and documented expenses incurred by it in connection with such Indemnified Person’s appearing and preparing to appear as such a witness, including, without limitation and in accordance with Section 6(a) above, the reasonable fees and expenses of its legal counsel, if any.

7.    Notices. Any notice, report or payment required or permitted to be given or made under this Agreement by one party to the other shall be in writing and addressed to the other party at the following address (or at such other address as shall be given in writing by one party to the other):
If to the Company, at the address above, with a copy to:
OFS Credit Company, Inc.
10 S. Wacker Drive, Suite 2500
Chicago, IL 60606
Phone: 847-734-2047
Attention: Tod K. Reichert, Corporate Secretary
Email: treichert@ofsmanagement.com

If to King:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Attention: M. Asher F. Richelli, General Counsel
Fax: 212-709-3296
Email: arichelli@king-worldwide.com

8.    Miscellaneous.

(a)    The Company acknowledges and agrees that (i) no fiduciary, advisory or agency relationship between the Company and King is intended to be or has been created in respect of any of the transactions contemplated by this Agreement and (ii) the Company waives, to the fullest extent permitted by law, any claims that it may have against King for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that King shall have no liability (whether direct or indirect) to the Company in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including its Holders, employees or creditors.
(b)    This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without reference to its conflicts of law rules. It is agreed that any action, suit or proceeding arising out of or based upon this Agreement shall be brought in the United States District Court for the Southern District of New York or any court of the State of New York of competent jurisdiction located in such District. Service of any process by registered mail addressed to each party at the respective address above shall be effective service of process against such party for any suit, action or proceeding brought in any such court. The parties hereto (i) waive, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Information Agent Services in any New York State court or in any such Federal court, (ii) waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court, and (iii) agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. EACH PARTY HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS AGREEMENT OR THE PERFORMANCE OF ANY INFORMATION AGENT SERVICES HEREUNDER.
(c)    The compensation, confidentiality, reimbursement, indemnification, jurisdiction, governing law and waiver of jury trial provisions contained herein shall remain in full force and effect regardless of the termination of the Agreement. No amendment or waiver of any provision hereof shall be effective unless in writing and signed by the parties hereto and then only in the specific instance and for the specific purpose for which given. This Agreement is the only agreement between the parties hereto with respect to the matters contemplated hereby and sets forth the entire understanding of the parties with respect thereto. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission (or in “.pdf” or “.tif” form) shall be effective as delivery of a manually executed counterpart of this Agreement. If any provision of this Agreement shall be held illegal or invalid by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an agreement between the parties hereto to the fullest extent permitted by law.
If the foregoing correctly sets forth the understanding between the Company and King, please indicate acceptance thereof in the space provided below for that purpose, whereupon this Agreement and the Company’s acceptance shall constitute a binding agreement between the parties hereto.

D.F. KING & CO., INC.
By:
Name: Peter Tomaszewski
Title: Senior Vice President
Accepted as of the date first above written:

OFS CREDIT COMPANY, INC.
By:
Name: Tod K. Reichert
Title: Corporate Secretary

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